UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                   FORM 4

                STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


   ( ) Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instructions 1(b).

   1.   Name and Address of Reporting Person:

        Margaret L. Keon
        c/o Keon Associates
        16 Miller Avenue, Suite 203
        Mill Valley, California 94941
        U.S.A.

   2.   Issuer Name and Ticker or Trading Symbol:

        McLeodUSA Incorporated
        MCLD

   3.   IRS or Social Security Number of Reporting Person (Voluntary):


   4.   Statement for Month/Year:

        April 1999

   5.   If Amendment, Date of Original (Month/Year):


   6. Relationship of Reporting Person(s) to Issuer (Check all applicable):
        ( ) Director ( ) 10% Owner ( ) Officer (give title below) (x) Other (specify below)

        Member of 13(d) group owning more than 10%

   7.   Individual or Joint/Group Filing (Check Applicable Line):

        ( ) Form filed by One Reporting Person
        (x) Form filed by More than One Reporting Person





               Table I -- Non-Derivative Securities Acquired,
                     Disposed of, or Beneficially Owned

                                                                                          6. Owner-
                                                                           5. Amount of  ship Form:
                                                                            Securities     Direct
                      2. Trans-                                            Beneficially    (D) or
       1. Title of   action Date     3. Trans-     4. Securities Acquired  Owned at End   Indirect   7. Nature of Indirect
        Security       (Month/      action Code    (A) or Disposed of (D)    of Month        (I)      Beneficial Ownership
       (Instr. 3)     Day/Year)      (Instr. 8)      (Instr. 3, 4 & 5)    (Instr. 3 & 4) (Instr. 4)        (Instr. 4)
       -----------   -----------    -----------    ---------------------- -------------- ----------  ---------------------
                                   Code      V    Amount  (A)or(D)  Price
                                   ----      -    ------  --------  -----
     Class A           04/01/99      S              2,166    D      $43.50                   I      By Joseph J. Keon III
     Common Stock                                                                                   1998 CRUT dated
                                                                                                    October 27, 1998

                       04/01/99      S                192    D       43.56                   I      By Joseph J. Keon III
                                                                                                    1998 CRUT dated
                                                                                                    October 27, 1998

                       04/05/99      S              1,154    D       43.88                   I      By Joseph J. Keon III
                                                                                                    1998 CRUT dated
                                                                                                    October 27, 1998

                       04/05/99      S                769    D       44.00                   I      By Joseph J. Keon III
                                                                                                    1998 CRUT dated
                                                                                                    October 27, 1998

                       04/05/99      S                769    D       44.13                   I      By Joseph J. Keon III
                                                                                                    1998 CRUT dated
                                                                                                    October 27, 1998

                       04/09/99      S             19,903    D       47.84          0 (1)    I      By Joseph J. Keon III
                                                                                                    1998 CRUT dated
                                                                                                    October 27, 1998

                       04/01/99      S              2,115    D       43.50                   I      By Margaret Lynley Keon
                                                                                                    1998 NIM-CRUT dated
                                                                                                    October 27, 1998

                       04/01/99      S                192    D       43.56                   I      By Margaret Lynley Keon
                                                                                                    1998 NIM-CRUT dated
                                                                                                    October 27, 1998

                       04/05/99      S              1,153    D       43.88                   I      By Margaret Lynley Keon
                                                                                                    1998 NIM-CRUT dated
                                                                                                    October 27, 1998

                       04/05/99      S                769    D       44.00                   I      By Margaret Lynley Keon
                                                                                                    1998 NIM-CRUT dated
                                                                                                    October 27, 1998





                                                                                          6. Owner-
                                                                           5. Amount of  ship Form:
                                                                            Securities     Direct
                      2. Trans-                                            Beneficially    (D) or
       1. Title of   action Date     3. Trans-     4. Securities Acquired  Owned at End   Indirect   7. Nature of Indirect
        Security       (Month/      action Code    (A) or Disposed of (D)    of Month        (I)      Beneficial Ownership
       (Instr. 3)     Day/Year)      (Instr. 8)      (Instr. 3, 4 & 5)    (Instr. 3 & 4) (Instr. 4)        (Instr. 4)
       -----------   -----------    -----------    ---------------------- -------------- ----------  ---------------------
                                   Code      V    Amount  (A)or(D) Price
                                   ----      -    ------  -------- -----

                       04/05/99      S                770    D       44.13                   I      By Margaret Lynley Keon
                                                                                                    1998 NIM-CRUT dated
                                                                                                    October 27, 1998

                       04/09/99      S             18,847    D       47.84          0 (2)    I      By Margaret Lynley Keon
                                                                                                    1998 NIM-CRUT dated
                                                                                                    October 27, 1998

                       04/01/99      S              2,115    D       43.50                   I      By Susan K. DeWyngaert
                                                                                                    1998 Spouse CRUT dated
                                                                                                    October 27, 1998

                       04/01/99      S                192    D       43.56                   I      By Susan K. DeWyngaert
                                                                                                    1998 Spouse CRUT dated
                                                                                                    October 27, 1998

                       04/05/99      S              1,154    D       43.88                   I      By Susan K. DeWyngaert
                                                                                                    1998 Spouse CRUT dated
                                                                                                    October 27, 1998

                       04/05/99      S                770    D       44.00                   I      By Susan K. DeWyngaert
                                                                                                    1998 Spouse CRUT dated
                                                                                                    October 27, 1998

                       04/05/99      S                769    D       44.13                   I      By Susan K. DeWyngaert
                                                                                                    1998 Spouse CRUT dated
                                                                                                    October 27, 1998

                       04/09/99      S             21,708    D       47.84                   I      By Susan K. DeWyngaert
                                                                                                    1998 Spouse CRUT dated
                                                                                                    October 27, 1998

                       04/12/99      S              1,364    D       51.75                   I      By Susan K. DeWyngaert
                                                                                                    1998 Spouse CRUT dated
                                                                                                    October 27, 1998

                       04/12/99      S                455    D       52.13                   I      By Susan K. DeWyngaert
                                                                                                    1998 Spouse CRUT dated
                                                                                                    October 27, 1998

                       04/13/99      S                909    D       52.63                   I      By Susan K. DeWyngaert
                                                                                                    1998 Spouse CRUT dated
                                                                                                    October 27, 1998





                                                                                          6. Owner-
                                                                           5. Amount of  ship Form:
                                                                            Securities     Direct
                      2. Trans-                                            Beneficially    (D) or
       1. Title of   action Date     3. Trans-     4. Securities Acquired  Owned at End   Indirect   7. Nature of Indirect
        Security       (Month/      action Code    (A) or Disposed of (D)    of Month        (I)      Beneficial Ownership
       (Instr. 3)     Day/Year)      (Instr. 8)      (Instr. 3, 4 & 5)    (Instr. 3 & 4) (Instr. 4)        (Instr. 4)
       -----------   -----------    -----------    ---------------------- -------------- ----------  ---------------------
                                   Code      V    Amount  (A)or(D) Price
                                   ----      -    ------  -------- -----

                       04/13/99      S              1,819    D       52.75                   I      By Susan K. DeWyngaert
                                                                                                    1998 Spouse CRUT dated
                                                                                                    October 27, 1998

                       04/13/99      S                455    D       53.00                   I      By Susan K. DeWyngaert
                                                                                                    1998 Spouse CRUT dated
                                                                                                    October 27, 1998

                       04/13/99      S              1,364    D       52.88                   I      By Susan K. DeWyngaert
                                                                                                    1998 Spouse CRUT dated
                                                                                                    October 27, 1998

                       04/13/99      S                909    D       53.06                   I      By Susan K. DeWyngaert
                                                                                                    1998 Spouse CRUT dated
                                                                                                    October 27, 1998

                       04/13/99      S              1,363    D       53.25                   I      By Susan K. DeWyngaert
                                                                                                    1998 Spouse CRUT dated
                                                                                                    October 27, 1998

                       04/13/99      S                909    D       53.75                   I      By Susan K. DeWyngaert
                                                                                                    1998 Spouse CRUT dated
                                                                                                    October 27, 1998

                       04/13/99      S              1,363    D       53.88                   I      By Susan K. DeWyngaert
                                                                                                    1998 Spouse CRUT dated
                                                                                                    October 27, 1998

                       04/14/99      S              2,287    D       55.23          0 (3)    I      By Susan K. DeWyngaert
                                                                                                    1998 Spouse CRUT dated
                                                                                                    October 27, 1998

                       04/09/99      S             21,706    D       47.84                   I      By Pamela K. Vitale 1998
                                                                                                    Spouse CRUT dated
                                                                                                    October 27, 1998

                       04/12/99      S              1,363    D       51.75                   I      By Pamela K. Vitale 1998
                                                                                                    Spouse CRUT dated
                                                                                                    October 27, 1998

                                                                                          6. Owner-
                                                                           5. Amount of  ship Form:
                                                                            Securities     Direct
                      2. Trans-                                            Beneficially    (D) or
       1. Title of   action Date     3. Trans-     4. Securities Acquired  Owned at End   Indirect   7. Nature of Indirect
        Security       (Month/      action Code    (A) or Disposed of (D)    of Month        (I)      Beneficial Ownership
       (Instr. 3)     Day/Year)      (Instr. 8)      (Instr. 3, 4 & 5)    (Instr. 3 & 4) (Instr. 4)        (Instr. 4)
       -----------   -----------    -----------    ---------------------- -------------- ----------  ---------------------
                                   Code      V    Amount  (A)or(D) Price
                                   ----      -    ------  -------- -----

                       04/12/99      S                455    D       52.13                   I      By Pamela K. Vitale 1998
                                                                                                    Spouse CRUT dated
                                                                                                    October 27, 1998

                       04/13/99      S                322    D       52.63          0 (4)    I      By Pamela K. Vitale 1998
                                                                                                    Spouse CRUT dated
                                                                                                    October 27, 1998

                       04/01/99      S              2,115    D       43.50                   I      By Liese A. Keon 1998
                                                                                                    CRUT dated October 27,
                                                                                                    1998

                       04/01/99      S                192    D       43.56                   I      By Liese A. Keon 1998
                                                                                                    CRUT dated October 27,
                                                                                                    1998

                       04/05/99      S              1,154    D       43.88                   I      By Liese A. Keon 1998
                                                                                                    CRUT dated October 27,
                                                                                                    1998

                       04/05/99      S                769    D       44.00                   I      By Liese A. Keon 1998
                                                                                                    CRUT dated October 27,
                                                                                                    1998

                       04/05/99      S                770    D       44.13                   I      By Liese A. Keon 1998
                                                                                                    CRUT dated October 27,
                                                                                                    1998

                       04/09/99      S             21,707    D       47.84                   I      By Liese A. Keon 1998
                                                                                                    CRUT dated October 27,
                                                                                                    1998

                       04/14/99      S              3,011    D       55.23     94,128 (5)    I      By Liese A. Keon 1998
                                                                                                    CRUT dated October 27,
                                                                                                    1998

                       04/01/99      S              2,116    D       43.50                   D (6)

                       04/01/99      S                192    D       43.56                   D (6)

                       04/05/99      S              1,154    D       43.88                   D (6)

                       04/05/99      S                769    D       44.00                   D (6)

                                                                                          6. Owner-
                                                                           5. Amount of  ship Form:
                                                                            Securities     Direct
                      2. Trans-                                            Beneficially    (D) or
       1. Title of   action Date     3. Trans-     4. Securities Acquired  Owned at End   Indirect   7. Nature of Indirect
        Security       (Month/      action Code    (A) or Disposed of (D)    of Month        (I)      Beneficial Ownership
       (Instr. 3)     Day/Year)      (Instr. 8)      (Instr. 3, 4 & 5)    (Instr. 3 & 4) (Instr. 4)        (Instr. 4)
       -----------   -----------    -----------    ---------------------- -------------- ----------  ---------------------
                                   Code      V    Amount  (A)or(D) Price
                                   ----      -    ------  -------- -----

                       04/05/99      S                770    D       44.13                   D (6)

                       04/13/99      S                587    D       52.63                   D (6)

                       04/13/99      S              1,818    D       52.75                   D (6)

                       04/13/99      S                455    D       53.00                   D (6)

                       04/13/99      S              1,363    D       52.88                   D (6)

                       04/13/99      S                909    D       53.06                   D (6)

                       04/13/99      S              1,364    D       53.25                   D (6)

                       04/13/99      S                909    D       53.75                   D (6)

                       04/13/99      S              1,364    D       53.88                   D (6)

                       04/14/99      S              2,288    D       55.23          0 (6)    D

                       04/12/99      S              1,364    D       51.75                   D (7)

                       04/12/99      S                454    D       52.13                   D (7)

                       04/13/99      S                909    D       52.63                   D (7)

                       04/13/99      S              1,818    D       52.75                   D (7)

                       04/13/99      S                455    D       53.00                   D (7)

                       04/13/99      S              1,364    D       52.88                   D (7)

                       04/13/99      S                909    D       53.06                   D (7)

                       04/13/99      S              1,364    D       53.25                   D (7)

                       04/13/99      S                909    D       53.75                   D (7)

                       04/13/99      S              1,363    D       53.88                   D (7)

                       04/14/99      S              5,149    D       55.23          0 (7)    D

                       04/12/99      S              1,363    D       51.75                   D (8)

                                                                                          6. Owner-
                                                                           5. Amount of  ship Form:
                                                                            Securities     Direct
                      2. Trans-                                            Beneficially    (D) or
       1. Title of   action Date     3. Trans-     4. Securities Acquired  Owned at End   Indirect   7. Nature of Indirect
        Security       (Month/      action Code    (A) or Disposed of (D)    of Month        (I)      Beneficial Ownership
       (Instr. 3)     Day/Year)      (Instr. 8)      (Instr. 3, 4 & 5)    (Instr. 3 & 4) (Instr. 4)        (Instr. 4)
       -----------   -----------    -----------    ---------------------- -------------- ----------  ---------------------
                                   Code      V    Amount  (A)or(D) Price
                                   ----      -    ------  -------- -----

                       04/12/99      S                455    D       52.13                   D (8)

                       04/13/99      S                909    D       52.63                   D (8)

                       04/13/99      S              1,818    D       52.75                   D (8)

                       04/13/99      S                454    D       53.00                   D (8)

                       04/13/99      S              1,364    D       52.88                   D (8)

                       04/13/99      S                909    D       53.06                   D (8)

                       04/13/99      S              1,364    D       53.25                   D (8)

                       04/13/99      S                909    D       53.75                   D (8)

                       04/13/99      S              1,364    D       53.88                   D (8)

                       04/13/99      S              5,149    D       55.23          0 (8)    D

                       04/05/99      S              1,154    D       43.88                   I      By Katherine S. Keon
                                                                                                    Holdback Trust under the
                                                                                                    Margaret L. Keon 1993
                                                                                                    Grantor Retained Annuity
                                                                                                    Trust

                       04/05/99      S                769    D       44.00                   I      By Katherine S. Keon
                                                                                                    Holdback Trust under the
                                                                                                    Margaret L. Keon 1993
                                                                                                    Grantor Retained Annuity
                                                                                                    Trust

                       04/05/99      S                769    D       44.13                   I      By Katherine S. Keon
                                                                                                    Holdback Trust under the
                                                                                                    Margaret L. Keon 1993
                                                                                                    Grantor Retained Annuity
                                                                                                    Trust

                      04/09/99      S             13,365    D       47.84          0 (9)    I       By Katherine S. Keon
                                                                                                    Holdback Trust under the
                                                                                                    Margaret L. Keon 1993
                                                                                                    Grantor Retained Annuity
                                                                                                    Trust

                                                                                          6. Owner-
                                                                           5. Amount of  ship Form:
                                                                            Securities     Direct
                      2. Trans-                                            Beneficially    (D) or
       1. Title of   action Date     3. Trans-     4. Securities Acquired  Owned at End   Indirect   7. Nature of Indirect
        Security       (Month/      action Code    (A) or Disposed of (D)    of Month        (I)      Beneficial Ownership
       (Instr. 3)     Day/Year)      (Instr. 8)      (Instr. 3, 4 & 5)    (Instr. 3 & 4) (Instr. 4)        (Instr. 4)
       -----------   -----------    -----------    ---------------------- -------------- ----------  ---------------------
                                   Code      V    Amount  (A)or(D) Price
                                   ----      -    ------  -------- -----

                                                                               75,037        I      By Margaret L. Keon 1990
                                                                                                    Personal Income Trust
                                                                                                    for the Benefit of Susan
                                                                                                    Tamara Keon DeWyngaert
                                                                                                    dated April 20, 1990

                                                                               75,037        I      By Margaret L. Keon 1990
                                                                                                    Personal Income Trust
                                                                                                    for the Benefit of
                                                                                                    Joseph John Keon III
                                                                                                    dated April 20, 1990

                                                                               75,037        I      By Margaret L, Keon 1990
                                                                                                    Personal Income Trust
                                                                                                    for the benefit of
                                                                                                    Katherine Stoddert Keon
                                                                                                    dated April 20, 1990

                                                                               75,037        I      By Margaret L. Keon 1990
                                                                                                    Personal Income Trust
                                                                                                    for the Benefit of Lisa
                                                                                                    Anne Keon dated
                                                                                                    April 20, 1990

                                                                               75,037        I      By Margaret L. Keon 1990
                                                                                                    Personal Income Trust
                                                                                                    for the Benefit of
                                                                                                    Margaret Lynley Keon
                                                                                                    Vitale dated April 20,
                                                                                                    1990

                                                                               75,037        I      By Margaret L. Keon 1990
                                                                                                    Personal Income Trust
                                                                                                    for the Benefit of
                                                                                                    Pamela Keon Vitale dated
                                                                                                    April 20, 1990

                                                                              506,461        I      By Margaret Lumpkin Keon
                                                                                                    Trust dated May 13, 1978
   /TABLE

                 Table II -- Derivative Securities Acquired,
                     Disposed of, or Beneficially Owned
       (e.g., puts, calls, warrants, options, convertible securities)

                                                                                                            10.
                                                                                                   9.     Owner-
                                               5.                                                Number    ship
                                             Number                                             of Deri-  Form of
                 2.                         of Deri-                                             vative   Deriva-    11.
         1.    Conver-                       vative         6.                                   Securi-   tive    Nature
       Title   sion or                      Securi-        Date                                   ties    Secur-   of In-
         of     Exer-     3.                  ties        Exer-                                 Benefici-  ity:    direct
      Deriva-   cise    Trans-              Acquired     cisable            7.                    ally    Direct   Benefi-
        tive    Price   action      4.       (A) or        and          Title and        8.     Owned at  (D) or    cial
       Secur-    of      Date     Trans-    Disposed      Expir-        Amount of     Price of   End of  Indirect  Owner-
        ity     Deri-   (Month/   action     of (D)       ation         Underlying   Derivative   Month     (I)     ship
      (Instr.  vative    Day/      Code    (Instr. 3,  Date (Month/     Securities    Security   (Instr.  (Instr.  (Instr.
         3)   Security   Year)  (Instr. 8)   4 & 5)     Day/Year)     (Instr. 3 & 4) (Instr. 5)    4)       4)       4)
      ------- --------  ------- ---------- ----------  ------------   -------------- ---------- --------- -------  -------
                                 Code   V  (A)   (D) Date     Expir- Title Amount or
                                 ----   -  ---   --- Exer-    ation  ----- Number of
                                                     cisable  Date         Shares
                                                     -------  ------       ---------



   Explanation of Responses:

        Explanation of footnotes to Table I: For purposes of Section 13(d) of the Securities Exchange Act, each of the joint filers is a member of a group that together owns more than 10% of the Issuer's Class A Common Stock. Except as indicated in the following notes, the securities shown in Table I are beneficially owned for purposes of Rule 16a-1(a)(2) by Margaret L. Keon and not by any of the other joint filers.

        (1) Beneficially owned for purposes of Rule 16a-1(a)(2) by Joseph J. Keon III. These shares are not subject to Mr. Keon's agreement with the other members of the 13(d) group referred to in Item 6 of the cover page of this Form 4.

        (2) Beneficially owned for purposes of Rule 16a-1(a)(2) by Margaret Lynley Keon. These shares are not subject to Ms. Keon's agreement with the other members of the 13(d) group referred to in Item 6 of the cover page of this Form 4.

        (3)  Beneficially owned for purposes of Rule 16a-1(a)(2) by Susan
             K. DeWyngaert.  These shares are not subject to Ms.
             DeWyngaert's agreement with the other members of the 13(d) group referred to in Item 6 of the cover page of this Form 4.





        (4) Beneficially owned for purposes of Rule 16a-1(a)(2) by Pamela K. Vitale. These shares are not subject to Ms. Vitale's agreement with the other members of the 13(d) group referred to in Item 6 of the cover page of this Form 4.

        (5)  Beneficially owned for purposes of Rule 16a-1(a)(2) by Liese
             A. Keon. These shares are not subject to Ms. Keon's agreement with the other members of the 13(d) group referred to in Item 6 of the cover page of this Form 4.

        (6) Beneficially owned for purposes of Rule 16a-1(a)(2) by Pamela K. Vitale.

        (7)  Beneficially owned for purposes of Rule 16a-1(a)(2) by Liese
             A. Keon.

        (8) Beneficially owned for purposes of Rule 16a-1(a)(2) by Margaret Lynley Keon.

        (9) Beneficially owned for purposes of Rule 16a-1(a)(2) by Joseph J. Keon III and Pamela K. Vitale.


   SIGNATURE OF REPORTING PERSON(S):



   Margaret L. Keon
   By:  Steven L. Grissom
        Attorney in Fact

   Dated: May 6, 1999

                           JOINT FILER INFORMATION

   Name: Joseph J. Keon III

   Address: c/o Keon Associates, 16 Miller Avenue, Suite 203, Mill Valley, California 94941

   Designated Filer: Margaret L. Keon

   Issuer & Ticker Symbol: McLeodUSA Incorporated, MCLD

   Statement for Month/Year: April 1999



   Signature:  Joseph J. Keon III
               By: Steven L. Grissom
                  Attorney in Fact






                           JOINT FILER INFORMATION


   Name: Pamela K. Vitale (formerly Pamela Ryan Keon)

   Address: c/o Keon Associates, 16 Miller Avenue, Suite 203, Mill Valley, California 94941

   Designated Filer: Margaret L. Keon

   Issuer & Ticker Symbol: McLeodUSA Incorporated, MCLD

   Statement for Month/Year: April 1999



   Signature:  Pamela K. Vitale
               By: Steven L. Grissom
                  Attorney in Fact


                           JOINT FILER INFORMATION

   Name: Liese A. Keon

   Address:  2868 South Lakeridge Trail, Boulder, Colorado 80302

   Designated Filer: Margaret L. Keon

   Issuer & Ticker Symbol: McLeodUSA Incorporated, MCLD

   Statement for Month/Year: April 1999



   Signature:  Liese A. Keon
               By: Steven L. Grissom
                  Attorney in Fact



                           JOINT FILER INFORMATION


   Name: Susan T. DeWyngaert

   Address: 335 South 7th Street, Philadelphia, Pennsylvania 19106

   Designated Filer: Margaret L. Keon

   Issuer & Ticker Symbol: McLeodUSA Incorporated, MCLD

   Statement for Month/Year: April 1999






   Signature: Susan T. DeWyngaert
               By: Steven L. Grissom
                  Attorney in Fact

                           JOINT FILER INFORMATION


   Name:  Margaret Lynley Keon

   Address: 56 Bourne Street, London, England SW1W8JD

   Designated Filer: Margaret L. Keon

   Issuer & Ticker Symbol: McLeodUSA Incorporated, MCLD

   Statement for Month/Year: April 1999



   Signature: Margaret Lynley Keon
               By: Steven L. Grissom
                  Attorney in Fact


   DATED: May 6, 1999